Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Motus GI Holdings, Inc. of our report dated March 28, 2018 relating to the financial statements of Motus GI Holdings, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt as to the Company's ability to continue as a going concern) appearing in the Annual Report on Form 10-K of Motus GI Holdings, Inc. for the year ended December 31, 2017.

/s/ Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.,

Certified Public Accountants

Member of Deloitte Touche Tohmatsu Limited

Tel Aviv, Israel

March 29, 2018